EXHIBIT 99.1


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SYNRGY RESOURCES REPORTS RECORD PRODUCTION RATE, PROVIDES OPERATIONS UPDATE AND
SETS FISCAL YEAR END RESULTS CONFERENCE CALL FOR OCTOBER 28, 2014.


     PLATTEVILLE, CO -- (Marketwired) -- 09/30/14 -- Synergy Resources Corporation (NYSE MKT: SYRG), a U.S. oil and gas exploration and production company focused in the Denver-Julesburg Basin, reported that it reached a peak production rate of 8,700 BOED in late August as flush production from the six wells on its Eberle pad came on line. The Eberle pad was the fourth pad in as many months to begin producing, as Synergy continues to expand its horizontal drilling program in the Wattenberg Field. The company estimates average production for the first quarter of fiscal 2015 ending in November will range from 7,500 to 8,500 BOED per day.

     In September, Synergy added a third rig to its horizontal drilling fleet with the spudding of eight wells planned on the Wiedeman pad. Synergy is utilizing a batch drilling process on Wiedeman and seven of the eight wells have surface casing set and the lateral on the second well is being drilled. Wiedeman will have four standard length laterals and four extended reach laterals, targeting both the Niobrara and Codell formations. Synergy is anticipating the Wiedeman wells will be in production by February 2015 and has an approximate 70% average working interest in the wells.

On its other operated drilling pads, Synergy is drilling the sixth and final well on the Weld 152 pad where it holds an 81% working interest and believes production from the pad will begin in November. Synergy is also drilling the seventh well on its Kiehn pad. Synergy now plans on drilling thirteen wells permitted on its Kiehn pad, eight Kiehn wells and five Weis wells, this calendar year and to bring all the wells into production in early calendar 2015. Synergy has 100% working interest in the Kiehn and Weis wells.

Synergy's production from its operated horizontal wells is meeting the company's objectives, despite persistent high line pressures and other midstream constraints in parts of the Wattenberg Field. Following are production rates from Synergy's most recent horizontal wells:


                 # of     Working        Days of        Average Daily (BOED)
Name of Pad     Wells   Interest %    Production     Production per well 8/8ths
------------------------------------------------------------------------------
Union              6         91%           90                  460

Kelly Farms        4         60%           30                  450

Eberle             6         95%           27                  522


Production from the Kelly Farms pad has been materially restricted by line pressures of over 350 psi in the area, and further impacted by flooding this summer, which caused a seventy five day delay in upgrading to an eight inch gathering line from the current four inch line. Well head pressures on the Kelly Farms wells remain strong and the company anticipates the eight inch gathering line will be tied into the pad by the end of October.

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Non-operated activity has also increased and Synergy is participating with other operators on several horizontal pads that are currently being completed that will add two to three net wells to Synergy's interest. These wells are scheduled
to  be  in  production  in  the  next  sixty  days.  Additionally,   Synergy  is
participating as a non-operator in wells that are either currently being drilled or scheduled to spud before calendar year end that equate to approximately five net wells to its interest.

Synergy has accelerated its permitting activities for horizontal wells to meet future development plans, including preparing to permit a 22 well pad in the Greeley area that will consist entirely of 9,000 foot extended reach lateral wells. Synergy will be the operator of the wells and have a 50% working interest.

Synergy will provide further operational and financial details during its fiscal year end conference call.


Conference Call

The company will hold a conference call on Tuesday October 28th, 2014 at 12:00 p.m. Eastern time to discuss results for its fiscal year ended August 31st, 2014.

Synergy Resources co-CEO Ed Holloway, co-CEO William Scaff, Jr., CFO Monty Jennings, COO Craig Rasmuson, and VP of Capital Markets and Investor Relations Jon Kruljac will host the presentation, followed by a question and answer period.

Date: Tuesday October 28th, 2014
Time: 12:00 p.m. Eastern time (10:00 a.m. Mountain time)
877-407-9122 Toll Free Dial-In (US & Canada)
201-493-6747 International/Local Dial-In

The conference call will be webcast simultaneously which you can access via this link: http://syrginfo.equisolvewebcast.com/q4-2014 and via the investor section of the company's web site at www.syrginfo.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, contact Rhonda Sandquist with Synergy Resources at 970-737-1073. A replay of the call will be available after 3:00 p.m. Eastern time on the same day and until November 11th, 2014.

Replay Dial-In Numbers
877-660-6853 Toll Free (US & Canada)
201-612-7415 International/Local
Replay ID#411931
About Synergy Resources Corporation

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Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy's core area of operations is in the Denver-Julesburg Basin, which encompasses Colorado, Wyoming, Kansas, and Nebraska. The Wattenberg field in the D-J Basin ranks as one of the most productive fields in the U.S. The company's corporate offices are located in Platteville, Colorado. More company news and information about Synergy Resources is available at www.syrginfo.com.

Important Cautions Regarding Forward Looking Statements

This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely" or similar expressions, indicates a forward-looking statement. These statements are subject to risk and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the company's ability to identify, finance and integrate any future acquisitions; and the volatility of the company's stock price.

Investor Relations Contact:

Jon Kruljac
Synergy Resources Corporation
jkruljac@syrginfo.com
Tel (303) 840-8166

Company Contact:

Rhonda Sandquist
Synergy Resources Corporation
rsandquist@syrginfo.com
Tel (970) 737-1073
Source: Synergy Resources Corporation